Filed Pursuant to Rule 424(b)(3)
Registration Number 333-129188
MEMORY PHARMACEUTICALS CORP.
Prospectus Supplement No. 4
Dated August 2, 2007
To the Prospectus Dated November 7, 2005,
as supplemented by Amended and Restated Prospectus Supplement No. 1 Dated March 31, 2006,
Prospectus Supplement No. 2 Dated January 29, 2007,
and Prospectus Supplement No. 3 Dated May 29, 2007
     This prospectus supplement amends the information in the “Selling Stockholders” section of our prospectus dated November 7, 2005, as supplemented by the prospectus supplements dated March 21, 2006, January 29, 2007 and May 29, 2007 (the prospectus, as supplemented, the “Prospectus”), relating to the resale of 16,112,158 shares of our common stock and 5,639,232 shares of our common stock issuable upon the exercise of warrants.
     The sole purpose of this prospectus supplement is to modify the “Selling Stockholders” section to reflect the sale of warrants to purchase shares of our common stock by Valesco Healthcare Master Fund, L.P, which is listed as a selling stockholder, and the addition of the purchaser as a selling stockholder.
     This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the Prospectus is not affected by this prospectus supplement.

     Our common stock is currently traded on the NASDAQ Global Market under the symbol “MEMY.”
     Investing in our common stock involves risks. Consider carefully the risk factors beginning on page 3 of the Prospectus before investing in our securities.
     Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE
     The reference to Valesco Healthcare Master Fund, L.P. (“Valesco”) in the “Selling Stockholders” table in the section entitled “Selling Stockholders” is hereby amended to reflect the sale by Valesco of its holdings of warrants to purchase shares of our common stock.
     The following table sets forth as of July 30, 2007, the (i) name of the entity that purchased warrants to purchase shares of our common stock (the “Additional Selling Stockholder”), (ii) the number of shares of common stock beneficially owned by the Additional Selling Stockholder immediately following the sale and (iii) the percentage of shares of common stock beneficially owned by the Additional Selling Stockholder after the completion of the offering, based on 72,582,840 shares of our common stock outstanding as of July 30, 2007.
     The information in the supplement to the “Selling Stockholders” table set forth below is based solely on information provided to us by Valesco and the Additional Selling Stockholder as of July 30, 2007.
     Except for the deletion of the entry for Valesco and the addition of the Additional Selling Stockholder in the “Selling Stockholders” table, the “Selling Stockholders” table and section of the Prospectus are not affected by this prospectus supplement, and this prospectus supplement should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

Number of
	Number of		Shares of
	Shares of	Number of	Common
	Common	Shares of	Stock	Shares of Common
	Stock	Common	Underlying	Stock Beneficially
	Beneficially	Stock	Warrants	Owned After the
	Owned	Registered	Registered	Completion of
	Prior to the	for Sale	for Sale	Offering
Name of Selling Stockholder	Offering	Hereby	Hereby	Number	Percent
Crestview Capital Master, LLC (4)	—	—	64,473	—	—

(4)	The Registrant has been advised by Valesco Healthcare Master Fund, L.P. that on July 12, 2007, it sold 64,473 warrants to purchase shares of our common stock purchased in the private placement to Crestview Capital Master, LLC (“CCM”). Crestview Capital Partners, LLC (“CCP”) is the sole managing member of CCM and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.